                                                                   EXHIBIT 10.23


                            JOINT VENTURE AGREEMENT

     THIS JOINT VENTURE AGREEMENT ("Agreement") is made and entered into this 3rd day of March, 1998, by and between E-Tek Dynamics, Inc., a California corporation ("E-Tek"), and Walsin Lihwa Corp., a Taiwanese corporation ("Walsin"). E-Tek and Walsin may hereafter be referred to individually or collectively as "Shareholder" or "Shareholders."

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, E-Tek is engaged in the business of developing, manufacturing and marketing fiber optic components and systems for the telecommunications and CATV industries; and,

     WHEREAS, Walsin is a leading manufacturer of wire and cable in Taiwan, with strong distribution channels throughout Asia; and,

     WHEREAS, the parties wish to form, with the financial assistance of investor-designees as described below, a joint venture whereby a third party Taiwanese company, limited by shares ("JV"), would be created to, among other things, develop, manufacture and distribute certain fiber optic products; and,

     WHEREAS, in contemplation of forming JV, the parties have entered into a December 17, 1997 Technical Licensing Agreement ("Licensing Agreement") whereby JV shall assume all rights and obligations of Walsin as licensee thereunder.

     NOW THEREFORE, for good and valuable consideration (including the mutual covenants contained herein), the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T
                               - - - - - - - - -

     1.   Incorporation of Recitals. The parties hereby acknowledge the accuracy
          --------------------------
of the foregoing recitals and incorporate each of them by reference in this Agreement.

     2.   Formation of Joint Venture Company. Walsin and E-Tek shall promptly
          -----------------------------------
form JV, a Taiwanese company limited by shares. The parties shall attempt, but not be obligated, to incorporate JV in Hsinchu under the Statute for the Establishment and Administration of a Science-Based Industrial Park and thereby qualify JV for various incentives provided by the laws of Taiwan. Subject to governmental approval, attached hereto as Exhibit A is the form of the Articles of Incorporation of JV. Once approved by the government, they shall become a part of this Agreement. In the event of any discrepancy between the Articles of Incorporation and the terms of this Agreement, the terms of this Agreement shall prevail as between the parties.

     3.   Purpose. This Agreement has been formed for the limited purposes of
          --------
allowing JV to: (i) assume Walsin's rights and obligations under the Licensing Agreement; and, (ii) develop, manufacture and distribute certain fiber optic products pursuant to the terms of the business plan ("Business Plan") attached hereto as Exhibit B, and to engage in such other business practices as the Board (as defined below) may hereafter decide.

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     4.   Capitalization of JV.
          ---------------------

          a.   Capital Structure. At the time of its formation, the authorized
               ------------------
capital of JV shall be Six Hundred Eighty Million New Taiwan Dollars (NT$680,000,000). The shares of JV shall all be common, registered shares, each having a par value of Ten New Taiwan Dollars (NT$10). All shares of JV shall carry the same rights and privileges and be subject to the same restrictions and conditions. Unless otherwise required by law, each share shall be entitled to one vote. If and for so long as JV does not have the minimum number of seven shareholders required by applicable law, E-Tek shall allocate one JV share to each person(s) designated by E-Tek until JV has the minimum number of shareholders required by law.

          b.   Initial Contributions.
               ----------------------

               (i) The initial paid-in capital of JV shall be Four Hundred Seventy Six Million New Taiwan Dollars (NT$476,000,000). Upon execution of this Agreement, E-Tek and its investor-designees shall pledge a total of Two Hundred Thirty Eight Million New Taiwan Dollars (NT$238,000,000), and Walsin and its investor-designees shall pledge a total of Two Hundred Thirty Eight Million New Taiwan Dollars (NT$238,000,000), such sums representing the parties' respective initial capital contributions to JV. Once these amounts are fully deposited: E-Tek and its investor-designees shall hold a fifty percent equity interest in JV; and, Walsin and its investor-designees shall hold a fifty percent equity interest therein. JV's records shall note the respective stated capital investments of the parties.

               (ii) The parties and their investor-designees shall pay for the shares of JV stock at par value in cash within ten days of the later of either the party's timely acceptance of the Business Plan or E-Tek's receipt of notice that the Taiwanese governmental authorities have approved the proposed partial capitalization of JV by E-Tek and its investor-designees as foreign investors.

          c.   Future Issuances of Securities. Each Shareholder and its
               -------------------------------
investor-designees shall have preemptive rights to subscribe to future issuances of JV securities in accordance with Article 267 of Taiwan's Company Law, irrespective of whether such law is hereafter modified or abolished. This right does not extend to securities issued in connection with any merger, acquisition, consolidation or reorganization. Unless the Shareholders hereafter agree in writing, JV shall not issue, or attempt to issue, to any person or entity any securities of any kind or any options or other devices to acquire the same, nor shall either Shareholder be required or permitted to contribute any additional capital to JV.

          d.   JV Employee Stock Ownership. The JV shall adopt an equity
               ----------------------------
participation plan and thereby offer to its employees an opportunity to acquire equity interests in JV on terms to be established by the Shareholders and/or Board; provided, however, that no such offer shall ever be made at any time when JV employees own collectively more than a ten percent equity interest therein (assuming all options or other devices to acquire equity interests are fully vested and have been exercised).

          e.   Investor-Designees. A Shareholder can at any time, including in
               -------------------
connection with JV's initial capital contribution contemplated above, substitute any third party(ies) in its place, in whole or in part, to acquire through financial investment an equity interest in JV; provided, however, that: (i) any such investor-designee enters into an agreement with JV and its owners whereby it agrees to

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transfer restrictions on its interest in JV that are the same as those contained in this Agreement; and, (ii) the other Shareholder must first provide its consent to any such investor-designee, which consent shall not be unreasonably withheld. For purposes of this subparagraph, it shall be deemed reasonable for a Shareholder to withhold its consent with respect to any investor-designee that is an actual or potential competitor of such Shareholder.

     5.   Restrictions on Transfer of Equity Interests.
          ---------------------------------------------

          a. Neither Shareholder (nor its investor-designees) may hereafter sell or engage in any transaction which results in, or may result in, a change in the beneficial or record ownership of any JV equity interest held by such Shareholder or its investor-designees, including without limitation a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy. Any such transfer or attempted transfer in contravention of this Agreement shall be void and ineffective.

          b. The restrictions on transfer set forth in subparagraphs 5.a., 5.d., and 5.e. shall not apply to: (i) transfers made by operation of law (including in connection with a merger, acquisition, consolidation or reorganization of a Shareholder); or, (ii) transfers made to a Shareholder and/or its investor-designee by any of its other investor-designees (unless such transferring investor-designee has eighty percent or more of its stock owned or controlled by Walsin).

          c. Notwithstanding the provisions of subparagraphs 5.d. and 5.e., below, but subject to paragraph 8, below, neither Shareholder, nor any entity whose stock is at least eighty percent owned or controlled by Walsin, shall transfer, or attempt to transfer, any equity interest that they individually hold in JV at anytime before March 1, 2000.

          d. Before there can be a valid sale of any equity interest in JV, the Shareholder who either owns, or whose investor-designee(s) owns, the interest (the "Selling Shareholder") shall deliver to the other Shareholder satisfactory proof of a bona fide offer by a third party along with a written notice ("Notice") stating the identity of the third party, the precise amount of equity interest proposed to be transferred, and the price and other terms of such proposed sale. If the other Shareholder (or its investor-designees) desire to acquire all or part of such equity interest, then the other Shareholder shall, no later than thirty days after delivery of the Notice, deliver to the Selling Shareholder a written offer to purchase specifying the amount of equity interest proposed to be acquired. If the other Shareholder (or its investor-designees) propose to purchase all of the equity interest specified in the Notice, then such sale shall be made at the price and on the terms specified in said Notice. Any purchases by the other Shareholder or its investor-designees of less than all of the equity interest described in the Notice shall be made at pro rata prices based on the amount specified in the Notice.

          e. If the other Shareholder (or its investor-designees) fail to offer to purchase all of the equity interest described in the Notice by the end of the thirty-day period, then the Selling Shareholder or its investor-designees may sell the remaining shares referred to in the Notice to the listed third-party offeror, provided, that: (i) the sale is completed no later than forty-five days after the date the Notice was originally tendered to the other Shareholder and at a pro rata price no lower than, and on terms no more favorable to the third-party purchaser than, those specified in such Notice; and, (ii) any such third-party purchaser enters into an agreement with JV and its owners

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whereby it receives preemptive rights as described in subparagraph 4.c., above, and agrees to transfer restrictions on its interest in JV that are the same as those contained in this Agreement

          f.   If JV is required to register as a "public status company" under
Article 156 of the Taiwanese company law to issue shares to the public, or if JV otherwise becomes subject to regulation under the Taiwanese Securities Exchange Law or any other applicable laws relating to share issuance or distribution, shareholder eligibility, the exercise and/or enjoyment of shareholder rights, or other areas which may affect the parties' respective rights with respect to the ownership or management of JV, then each party shall cause such registration, issuance, and/or subjection to be structured, and shall otherwise act and cause JV to act, so as to preserve, to the maximum extent possible, the terms of this Agreement, both in letter and in spirit.

     6.   Management of JV.
          -----------------

          a.   Board of Directors.
               -------------------

               (i) The affairs of JV shall be managed by or through a board ("Board") of five directors, three of whom shall be nominated tri-annually by E-Tek and two of whom shall be nominated tri-annually by Walsin. E-Tek and Walsin each irrevocably agree to vote all of their respective equity interest in JV, and to cause the voting of their respective investor-designees' equity interest in JV, for the election and maintenance in office of the persons so nominated. In the event that, between regular nominations, either E-Tek or Walsin wishes to replace any or all of its nominees on the Board, the other Shareholder shall join in all necessary steps, acts and proceedings, including causing the voting of its, and its investor-designees,' equity interest in JV, to facilitate the removal of such nominee(s) and the election of replacement board member(s), who shall be selected by the Shareholder hereto whose nominee(s) shall have been so removed.

               (ii) The chairman of the Board, who shall be nominated by Walsin and shall at all times also serve as a director, shall be appointed for tri-annual terms and shall, if present, preside at meetings of the Board and of the JV shareholders. If the chairman is not present, then a director (as set forth in Exhibit A) shall preside at such meetings. Walsin shall appoint one Supervisor, who shall serve the JV on tri-annual terms. Except as provided in this Agreement or in JV's Articles of Incorporation, neither the Chairman nor the Supervisor shall have any further rights or powers, including the right to bind, or act on behalf of, JV.

               (iii) Nothing contained in this Agreement shall be construed to bind the members of the Board as to the method or manner of the exercise of their discretion concerning their management of the affairs of JV. Notwithstanding the foregoing, neither Walsin nor JV shall ever commit an act, or fail to take any action, that would impede or restrict E-Tek's ability to continue to conduct its normal business operations, wherever practiced.

               (iv) JV shall indemnify any member of the Board who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a board member, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit of proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of JV, and, with respect to any criminal action or

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proceeding, had no reasonable cause to believe, and did not believe, that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the subject board member did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of JV, and, with respect to any criminal action or proceeding, had reasonable cause to believe, and did believe, that his or her conduct was unlawful.

               (v) Eighty percent of the authorized number of board members, whether in person or proxy, constitutes a quorum of the Board for the transaction of business. All decisions of the Board shall require a simple majority vote of the number of board members present at such meeting, whether in person or proxy; provided, however, that on any of the following matters, a decision of the Board requires an affirmative vote from at least eighty percent of the board members so present:

               i.     approving the annual budget;

               ii. appointing and removing the President, and setting and defining the duties and powers of the principal officers;

               iii.   materially amending the Articles of Incorporation;

               iv. changing the capital, debt or equity structure of JV (including applying for a listing of JV's stock on the over-the-counter market or securities exchange market);

               v. merging JV or selling substantially all of its assets or business;

               vi. commencing voluntary bankruptcy, dissolution or liquidation proceedings;

               vii. deviating from the terms of the Business Plan (which deviation would include, among other things, establishing a manufacturing facility in any location other than Taiwan); or,

               viii. Executing any agreement with any Shareholder with a value of over NT$34 Million (other than the Supplier Agreement and Distributorship Agreement contemplated in Paragraph 26, below).

          b.   Daily Management. The general manager of JV shall be deemed the
               -----------------
president ("President") and shall be appointed and removed by the Board. The duties and responsibilities of this officer shall be to administer the day-to-day affairs of JV in the ordinary course of its business, subject to the ultimate direction and control of the Board. Among other matters, the President shall have general supervision, direction and control of the business and affairs of JV and of its employees and agents, including the obligation to employ, discharge and prescribe the duties and compensation of all employees and agents of JV, and the obligation to supervise all administrative and production functions of the company, including such areas as accounting, inventory control, purchasing, corporate maintenance, quality assurance, product testing, equipment maintenance, customer service, shipping, manufacturing and marketing. The President shall be authorized to sign all contracts, documents and instruments in writing in the name of JV, subject to such limitations and restrictions as the Board may hereafter establish.

          c. Ownership Control. Unless Taiwanese company law requires a higher number, a quorum of a meeting of the JV owners shall consist of the holders, appearing personally or through proxy, of a simple majority of the then-outstanding equity interest of such company. Subject to Taiwanese company law, all actions of JV that are required or permitted to be performed by its

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owners must receive the affirmative vote of the holders of a simple majority of the then-outstanding equity interest of JV.

     7.   Books and Records. Proper books and records of account shall be kept
          ------------------
by JV, and shall be freely accessible to representatives of both E-Tek and Walsin at all reasonable times. JV shall promptly deliver copies of all such books and records to E-Tek and Walsin upon request. In addition, within the first ten days of every calendar month, JV shall prepare a financial statement detailing all pertinent activities and events of the preceding month, and provide E-Tek and Walsin with copies of the same within five days thereof. At the end of each year, JV shall prepare an audited balance sheet setting forth its financial position as of the end of that year and an audited statement of operations (income and expenses) for such year. A certified copy of the same shall be delivered to Walsin and E-Tek as soon as it is available. JV's auditors shall be appointed by the Board, and shall be independent and of national standing.

     8.   Forced Sale: Dissolution.
          -------------------------

          a. Notwithstanding any other provision in this Agreement, a Shareholder may, upon or during the occurrence of any the following situations, force a sale and purchase of JV stock in accordance with subparagraphs 8.b. and 8.c., below:

               (i) The members of the Board are divided and unable to agree on the management of JV's affairs, and as a result of such deadlock, JV's business cannot be conducted advantageously or there is a risk that its property or business may be impaired;

               (ii) There is internal dissension between JV's shareholders, and they are so deadlocked that it is impairing JV's ability to conduct business;

               (iii) Those in control of JV have committed or knowingly countenanced persistent and pervasive fraud, mismanagement or abuse of authority, have persistently acted unfairly toward any shareholder(s), or have wasted or misapplied JV's property;

               (iv) Liquidation is reasonably necessary for the protection of the rights or interests of the complaining shareholder; or,

               (v)   JV is unable to pay its debts as they fall due.

          b. Subject to subparagraph 8.a., above, a Shareholder ("Optionee") may deliver a written notice to the other Shareholder ("Optionor") with a price-per-share at which Optionee would be willing, at Optionor's election, to either sell to Optionor no less than all JV stock held by Optionee and its investor-designees ("Optionee Stock"), or, purchase (or have purchased through investor-designees) no less than all JV stock held by Optionor and its investor-designees ("Optionor Stock"). If the Optionor (or its investor-designees) desire to either purchase or sell the applicable lot of JV stock at the offered price-per-share, then the Optionor shall, no later than thirty days after delivery of the Optionee's notice, deliver to the Optionee a written statement, specifying acceptance of either the sale or purchase.

          c. If Optionor (including its investor-designees) fails to accept within the thirty-day period the offer to purchase or sell the applicable lot of JV stock, then the Optionee (or its investor-

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designees) shall be entitled, at Optionee's election and upon written notice delivered to Optionor within fifteen days from the expiration of such thirty-day period, to either purchase the Optionor's Stock, or sell to Optionor the Optionee's Stock, at the price-per-share first offered by Optionee in its original notice.

          d. The parties shall take all reasonable steps to promptly consummate any sale or purchase of stock contemplated in subparagraphs 8.b. or 8.c., above. If, instead, neither party (nor its investor-designees) elects to make such a sale or purchase, then within sixty days from the delivery of Optionee's original notice, each Shareholder shall join in all necessary steps, acts and proceedings to facilitate the initiation and full prosecution of dissolving, liquidating and winding-up JV and its business.

          e. In the event that JV shall take steps to dissolve for any reason whatsoever, then:

               (i) a full and general account of its assets, liabilities and accounts shall at once be taken. Subject to the provisions of subparagraph 8.e.(ii), below, such assets may be sold and converted into cash as soon as possible, and all debts and other amounts due JV collected. The proceeds thereof shall thereupon be applied, in descending order, to discharge the debts and liabilities of JV and the expenses of liquidation, to repay to each equity owner a pro rata amount of the stated capital contributions respectively made, and, to divide the surplus, if any, among the owners according to each owner's then-current equity interest therein; and,

               (ii) JV shall immediately and without further consideration grant to each Shareholder a perpetual, nonexclusive right (including sublicense and have-made rights) in and to any and all patents, patent applications, all divisions, continuations and continuations-in-part of such patent applications, all patents issuing on any of the foregoing applications, all re-issues of any of the foregoing patents, all foreign counterparts to any of the foregoing patent applications and patents, and all copyrights, know-how, technical information, processes, trade secrets and any and all other intellectual property rights held by or in the name of JV (excluding only the intellectual property license granted to JV under the Licensing Agreement, which shall, by its own terms, automatically terminate upon dissolution of JV). All information, whether in tangible form or otherwise, relating to such JV intellectual property rights shall be transferred immediately to each Shareholder.

     9.   Technology Licensing: Training. Pursuant to the terms of the Licensing
          ------------------------------
Agreement, E-Tek shall perform certain training and installation services and grant to JV, as assignee to Walsin's rights and duties thereunder, a limited license to certain technology to develop, manufacture and sell certain fiber optic products. In consideration therefor, JV, as Walsin's successor thereto, shall pay to E-Tek the sum of Seven Million US Dollars.

     10.  Publicity. Nothing in this Agreement shall be construed as conferring
          ----------
upon JV or its agents any right to include in advertising, packaging or other commercial activity relating to any product it manufactures or sells, any reference to E-Tek, its trade names, trade marks or service marks in any manner whatsoever, including a manner which would indicate that any such product is in any way certified or produced, in whole or in part, by E-Tek. Walsin and JV each agree that, unless otherwise first agreed by E-Tek in writing, they shall not use E-Tek's name, likeness or other identifying factor in connection with any effort to sell or otherwise promote JV or its products.

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     11.  Confidentiality. The parties hereby incorporate the terms of their
          ----------------
September 2, 1997 Mutual Confidentiality Agreement ("MCA") as if fully set forth herein. Moreover, JV shall, effective upon its incorporation, be deemed a signatory to the MCA, and shall be afforded all the rights and duties thereunder with respect to Confidential Information (as defined therein) disclosed to or received from the other parties, or either of them.

     12.  Indemnities. Except as otherwise expressly provided herein, each party
          ------------
shall indemnify, defend and hold harmless each of the other parties against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies that both or either of the other parties shall incur or suffer by reason of any breach of any representation, warranty or other term of this Agreement by the indemnifying party.

     13.  Attorneys' Fees. If any legal action is brought for the enforcement of
          ----------------
this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

     14.  Binding Arbitration.
          --------------------

          a. If any dispute whatsoever arises relating to this Agreement, the parties shall attempt in good faith to promptly and informally resolve the same. If the dispute is not so resolved, then any party may submit the matter to arbitration in accordance with the provisions of subparagraphs 14.b.-g., below; provided, that, as a condition to invoking arbitration, such party must have first attempted in good faith to informally resolve such dispute.

          b. Subject to the conditions of subparagraph 14.a., above, and at the option of either party, any and all disputes and controversies whether of law or fact and of any nature whatsoever relating to this Agreement shall be decided through binding arbitration. If E-Tek initiates the arbitration, then such arbitration shall be conducted in Taipei, Taiwan in accordance with the rules of the Commercial Arbitration Association of Taiwan. If Walsin initiates the arbitration, then such arbitration shall be conducted in San Jose, California in accordance with the rules of the American Arbitration Association.

          c. The arbitrators shall be selected as follows. In the event the parties agree on one arbitrator, such arbitrator shall conduct the arbitration. In the event the parties do not so agree, then each party shall select an arbitrator, and the two arbitrators so selected shall select the third arbitrator. If a party fails or refuses to select an arbitrator, then the other party's selected arbitrator shall solely arbitrate the dispute. If the two arbitrators selected by the parties fail or refuse to select a third arbitrator, then either party may request the applicable arbitration association to make such selection.

          d. Any controversy concerning whether an issue is arbitratable shall be determined by the arbitrator(s), but such arbitrator(s) may not limit, expand or otherwise modify the terms of this Agreement. The parties, their representatives, other participants and the arbitrator(s) shall, unless otherwise required by applicable law or ordinance, hold the existence, content, and result of the arbitration in confidence. The arbitrator(s), who shall act by majority vote, shall be able to decree any and all relief of an equitable or legal nature, subject to the limitations on liability provided in

                                                                          Page 8
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this Agreement. The decree or judgment of an award rendered by the arbitrator(s)
shall be conclusive and binding, and may be entered in any court having jurisdiction thereof.

          e. The arbitrator(s) shall give effect to the applicable statutes of limitations in determining any claim.

          f. The fees and expenses of the arbitrator(s) shall initially be split evenly between the parties, and each party shall initially bear its own costs in any arbitration proceeding; provided, however, that the arbitrator(s) shall award the prevailing party its reasonable attorneys' fees and costs (including the fees and expenses of the arbitrator(s)) incurred therein.

          g. The institution and maintenance of any civil action for judicial relief or for a provisional or ancillary remedy shall not constitute a waiver of the right of any party to submit the dispute to arbitration if any other party contests such action.

     15.  Governing Law. With respect to any claim, action or proceeding dealing
          --------------
solely with the dissolution, liquidation or corporate governance of JV, this Agreement shall be governed by and construed in accordance with the laws of Taiwan. With respect to any other claim, action or proceeding arising from or relating to this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of California (excluding laws and principles relating to the conflict of laws), as if made, executed and performed within this State.

     16.  Non-Competition.
          ----------------

          a. Walsin represents that, during the term of this Agreement, neither Walsin nor any of its affiliates shall, directly or indirectly, engage in any business in competition with JV, or invest in, operate, license to, participate in, or otherwise support a company or other enterprise which engages in any business in competition with JV, unless E-Tek first provides its written consent thereto. For purposes of this subparagraph, an affiliate of Walsin shall be defined as any entity that owns more than fifty percent of the voting securities of Walsin, or any entity in which Walsin owns more than fifty percent of such entity's voting securities. The foregoing representation shall not apply to business activities in the People's Republic of China conducted by Walsin affiliates who are principally located in such country, provided that Walsin informs E-Tek within a reasonable time of any such activities that are competitive with JV's.

          b. During the term of this Agreement, E-Tek shall not establish a manufacturing facility in Taiwan that would compete with JV, unless Walsin first provides its written consent thereto.

     17.  Severability. If any term or provision of this Agreement shall be held
          -------------
invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each other term and provision shall be valid to the fullest extent permitted by law.

     18.  Headings. The paragraph and subparagraph headings contained in this
          ---------
Agreement are for reference only, and shall not be construed as substantive parts of the Agreement.

     19.  Entire Agreement; Modification; Waiver. This Agreement constitutes the
          ---------------------------------------
entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No

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

supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party to be charged.

     20.  Binding Effect. This Agreement shall be binding on and shall inure to
          ---------------
the benefit of the parties hereto and their respective representatives, successors and assigns.

     21.  Counterparts. This Agreement may be executed in counterparts, each of
          -------------
which shall constitute an original and all of which shall be one and the same instrument.

     22.  Time of the Essence. Time is of the essence in the performance of each
          --------------------
of the parties' respective obligations contained in this Agreement.

     23.  Survival Of Provisions. The respective rights, duties and obligations
          -----------------------
of the parties pursuant to paragraphs 6.a.(iii), 7, and 10 through 14, inclusive, among others, shall survive any expiration or termination of this Agreement.

     24.  Force Majeure. Neither party shall be liable, or be deemed to be in
          --------------
breach of this Agreement, for any delay or failure in performance under this Agreement or interruption of service resulting from acts of God, civil or military authority, acts of the public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortages of suitable parts, materials or labor, or, any other cause or causes beyond such party's reasonable control.

     25.  Representation By Counsel. Each party to this Agreement represents
          --------------------------
that it has had an opportunity to be represented by counsel of its own choosing in the review and execution of the same, that it has carefully and fully read this Agreement, that it is entering into the same voluntarily and without duress, and that any statute, rule or doctrine regarding the interpretation of contracts against a particular party, including California Civil Code Section 1654, shall not apply to this Agreement.

     26.  Conditions Precedent.
          ---------------------

          a. This Agreement and all rights and obligations hereunder are subject to the satisfaction of the following conditions precedent:

               (i) E-Tek and Walsin shall have agreed upon the Business Plan, and shall have attached the same to this Agreement as Exhibit B.

               (ii) Walsin shall have assigned completely to JV, and JV shall have accepted from Walsin, all of Walsin's rights, licenses, duties and obligations under the Licensing Agreement, and JV shall have agreed to assume all the same; it being understood and agreed that no licenses or rights under the Licensing Agreement shall thereafter remain in Walsin.

               (iii) E-Tek and Walsin shall have entered into a supply agreement whereby, among other things, E-Tek has a right of first refusal with respect to products manufactured by Walsin.

               (iv) Walsin shall have assigned completely to JV, and JV shall have accepted from Walsin, all of Walsin's rights, duties and obligations under the aforesaid supply agreement, and JV shall have agreed to assume all the same; it being understood and agreed that no rights under said agreement would thereafter remain in Walsin.

               (v) E-Tek shall have entered into a distributorship agreement with either Walsin, or an affiliate or designee thereof that is acceptable to E-Tek, to develop demand for and sell certain of E-Tek's products nonexclusively in the People's Republic of China and, after January 1, 1999, exclusively in Taiwan.

               (vi) All governmental approvals that are necessary for the formation of JV and all related agreements (including the Taiwanese governmental approval of E-Tek and its investor-designees as foreign investors) shall have been obtained, and such approvals shall not be conditioned upon, or materially alter or affect, this Agreement, JV or any related agreement.

          b. All of the foregoing conditions precedent must occur by June 18, 1998, (except for items 26.a.(iii) and (v), which must occur by March 3, 1998, and item 26.a(i) which must occur by March 13, 1998) or else this Agreement becomes null and void. The parties shall engage in good faith discussions to attempt to satisfy the foregoing conditions precedent; however, neither party is obligated to conclude any agreement(s) or the Business Plan, or to continue any discussions. No obligations shall arise under this Agreement unless and until the Business Plan is finalized by the stated due date to the satisfaction of each party.

     27.  Amendment to Licensing Agreement. The payment schedule of Article III
          --------------------------------
of the Agreement is hereby amended as follows: The License Fee of Seven
Million US Dollars (minus any mandatory withholding taxes) shall be payable in full immediately upon receipt by JV of any Taiwanese governmental approvals of tax-exempt status of such fee, but in no event shall such fee be paid any later than three months from the date E-Tek submits its initial capital contribution to JV, as contemplated in subparagraph 4.b.(ii), above. Also, the license granted to Walsin under the PATENTS (as defined in the Licensing Agreement) to make LICENSED PRODUCTS (as defined in the Licensing Agreement) on a nonexclusive basis in Taiwan, and the license granted to Walsin under the Information (as defined in the Licensing Agreement) to use the Information on a nonexclusive basis in Taiwan in connection with Walsin's efforts to design, test, manufacture and assemble LICENSED PRODUCTS, are hereby expanded to an exclusive basis in Taiwan, and only in Taiwan, and only for the term of this Joint Venture Agreement. Thirdly, the license granted to Walsin under the PATENTS and Information to offer for sale and sell any resulting LICENSED PRODUCTS on a nonexclusive basis, and only in the Pacific Rim Countries (as defined in the Licensing Agreement) is hereby modified such that Walsin can offer for sale and sell any resulting Erbium-Doped Fiber Amplifiers on a worldwide, nonexclusive basis. Except as so provided, the Licensing Agreement, and all rights and duties therein, remain in full force and effect. E-Tek shall also explore, without any obligation, the possibility of expanding the sales territory for LICENSED PRODUCTS.

     28.  Term and Termination. This Agreement shall continue in full force and
          --------------------
effect for five years from the above date of this Agreement, unless sooner terminated in accordance with the following:

          a. This Agreement shall terminate at such time as the competent governmental authority in charge of securities has approved the listing of JV's shares of stock or the trading of such shares on the over-the-counter market or securities market.

          b. Either party may terminate this Agreement upon written notice to the other party if such other party breaches any material term, warranty or condition of this Agreement and fails to cure the same within thirty days of its receipt of written notice of such breach. Notwithstanding the foregoing, this Agreement may be terminated by the nondefaulting party immediately upon written notice, in the event of an irremediable breach of a material term, warranty or condition by the other party.

          c. Either party may terminate this Agreement immediately: upon the other party's cessation of business (excluding mergers, acquisitions, consolidations or reorganizations), election to dissolve, dissolution, insolvency, inability to pay debts as they become due, or general assignment for the benefit of creditors; or, upon the appointment of a receiver or filing of any bankruptcy petition, whether voluntary or involuntary, on behalf of such other party.

     29.  Further Assurances. Each party hereby agrees that it will execute and
          ------------------
deliver such other and further documents as are or may become necessary or convenient to effectuate and carry out the intent and purposes of this Agreement.

     30.  Governing Language. English is the governing language of this
          ------------------
Agreement and of any arbitration proceeding or legal action.

     31.  Notices. Any notice required or permitted to be given hereunder shall
          --------
be in writing, unless otherwise provided herein, shall be delivered either by overnight mail or by facsimile, and shall be addressed as follows:

     If to E-Tek:                   If to Walsin:

     E-Tek Dynamics, Inc.           Walsin Lihwa Corp.
     1885 Lundy Avenue              12th Floor, 117, Section 3
     San Jose, CA 95131             Ming Sheng East Road
     USA                            Taipei, Taiwan
     Attn.: Legal Department        Attn.: Legal Department
     Fax 408.432.8550               Fax 886.2.2514.7533

     Any notice given as aforesaid shall be deemed to have been effectively given and received (i) if sent by overnight mail, on the date of such delivery, or, (ii) if sent by facsimile, on the date of transmission. Each party may change its respective address of service or facsimile number by written notice given as provided above.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

E-Tek Dynamics, Inc.                Walsin Lihwa Corp.

By: /s/ Michael J. Fitzpatrick      By: /s/ Yu-Chi Chiao
   ------------------------------      ----------------------------
   Michael J. Fitzpatrick              Yu-Chi Chiao
   President and CEO                   President